CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 333-31241) of our report dated February 20, 1998, on our audit of the financial statements of The Quigley Corporation as of and for the year ended December 31, 1997 appearing in and incorporated by reference in the Annual Report on Form-10KSB under the Securities Exchange Act of 1934 of The Quigley Corporation for the year ended December 31, 1997. We also consent to the references to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
June 9, 1998